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                                                                      Exhibit 11

                              CERPROBE CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                       Year Ended December 31,
                                                     ---------------------------
                                                         1999            1998
                                                     ------------    ----------
Net loss                                             $(12,580,672)   $ (495,908)
                                                     ============    ==========
Weighted average number of common shares
  outstanding                                           7,884,628     7,963,747

Common equivalent shares representing shares
  issuable upon exercise of stock options                  62,768       287,626

Convertible preferred stock                                    --            --

Subtraction of common equivalent shares due to
  antidilutive nature                                     (62,768)           --
                                                     ------------    ----------
Dilutive adjusted weighted average shares
  and assumed conversions                               7,884,628     8,251,373
                                                     ============     =========
Basic net loss per share                             $      (1.60)    $   (0.06)
                                                     ============     =========
Diluted net loss per share                           $      (1.60)    $   (0.06)
                                                     ============     =========